UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2022

Bionano Genomics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38613	26-1756290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9540 Towne Centre Drive, Suite 100
San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 888-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BNGO	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	BNGOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 23, 2022, Bionano Genomics, Inc., a Delaware corporation (the “Company”), Mazdan Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Purigen Biosystems, Inc., a Delaware corporation (“Purigen”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the securityholders’ representative (“Securityholders’ Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company agreed to acquire Purigen.

Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Purigen (the “Merger”) whereupon the separate corporate existence of Merger Sub will cease, with Purigen continuing as the surviving corporation of the Merger a wholly owned subsidiary of the Company. Upon consummation of the Merger, Purigen will be entirely owned by the Company.

Pursuant to the Merger, the Company agreed to pay at closing upfront consideration of approximately $32.0 million in cash. The upfront consideration is subject to adjustment for, among other things, cash, unpaid indebtedness, unpaid transaction expenses and net working capital relative to a specified target. Under the Merger Agreement, the Company has also agreed to pay additional consideration, up to an aggregate of $32.0 million in cash, based on the achievement of certain milestones. The Merger Agreement includes a customary post-closing purchase price adjustment mechanism, including requiring certain escrowed cash consideration, which will be held in escrow for a specified period following the closing of the Merger to secure any post-closing adjustments, if any.

The Merger Agreement contains customary representations and warranties of each of the parties as well as customary covenants and additional agreements. The Merger Agreement includes indemnification provisions whereby certain equityholders of Purigen will indemnify the Company for losses arising out of, among other things, inaccuracies in, or breaches of, the representations, warranties and covenants of Purigen and the pre-closing taxes of Purigen, subject to certain caps and other limitations. To support such indemnification obligations, the Company will have recourse pursuant to a representations and warranty insurance policy and certain escrowed cash consideration, which will be held in escrow for a specified period following the closing of the Merger to secure indemnification claims, if any.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 28, 2022, the Company issued a press release (the “Press Release”) announcing the execution of the Merger Agreement and scheduling a live webcast presentation and conference call regarding the Merger (the “Conference Call”). A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless expressly incorporated into a filing of the Company under the Securities Act or the Exchange Act, the information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be incorporated by reference into any Company filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01.	Other Events

Amendment to Inducement Plan

Effective on November 23, 2022, the Board of Directors of the Company adopted an amendment to the Bionano Genomics, Inc. 2020 Inducement Plan, as amended (the “Inducement Plan”) to increase the number of shares of Common Stock reserved for issuance under the Inducement Plan from 3,100,000 shares to 4,100,000 shares, subject to adjustment as provided in the Inducement Plan.

A copy of the Inducement Plan, as amended, is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

2.1*+	Agreement and Plan of Merger, dated November 23, 2022, by and among the Company, Mazdan Merger Sub, Inc., Purigen Biosystems, Inc. and Shareholder Representative Services LLC.
10.1	Bionano Genomics, Inc. 2020 Inducement Plan dated August 20, 2020, as amended.
99.1	Press Release dated November 28, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*
Schedules (or similar attachments, including exhibits) to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission or its staff upon request.

+
Pursuant to Item 601(b)(10) of Regulation S-K, certain portions of this exhibit have been omitted (indicated by “[***]”) because the Company has determined that the information is both not material and is the type that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2022	Bionano Genomics, Inc.

	By:	/s/ R. Erik Holmlin, Ph.D.
R. Erik Holmlin, Ph.D.
President and Chief Executive Officer (Principal Executive Officer)